      Exhibit 99.1

Name and Address of Reporting Person:   Michael F. Levy

   Avatar Holdings Inc.

   "201 Alhambra Circle, 12th Floor"

   "Coral Gables, FL  33134"

Issuer Name and Ticker or Trading Symbol:   Avatar Holdings Inc. (AVTR)

Date of Earliest Transaction Required

to be Reported (Month/Day/Year)   3/24/2008

1. Title of Security  2. Transaction 3. Transaction 4.  Securities (A) or (D) Price

 Date Code Acquired (A) or

   Disposed of (D)

Common Stock 3/24/2008 S 400 D 50.20 "3,796"

Common Stock 3/24/2008 S 600 D 50.20 "3,196"

Common Stock 3/24/2008 S "1,000" D 50.10 "2,196"

Common Stock 3/24/2008 S "1,196" D 50.25 "1,000"

Common Stock 3/24/2008 S "1,000" D 50.50 0